
Comdisco, Inc. and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in millions)

                                           Six Months Ended
                                               March 31,           For the Years Ended September 30,
                                              1995   1994     1994     1993    1992   1991   1990

Fixed charges
  Interest expense F1                        $ 140  $135      $266     $295   $355    $371  $343

  Approximate portion of rental expense
   representative of an interest factor          5     7        13       22      29     37     39

  Fixed charges                                145   142       279      317     384    408    382

  Preferred stock dividends F2                   6     7        15       11      -      -      -
  Combined fixed charges and
    preferred stock dividends                  151   149       294      328     384    408    382
Earnings from continuing operations
  before income taxes and extraordinary item,
  net of preferred stock dividends              78    75        80      137      34    136    134

Earnings from continuing operations before
  income taxes, extraordinary item, combined
  fixed charges and preferred stock dividend  $229  $224       $374    $465    $418   $544   $516

Ratio of earnings to combined fixed charges
  and preferred stock dividends               1.52  1.50       1.27    1.42     1.09   1.33   1.35

Rental expense:
  Equipment subleases                          $12   $17       $ 30    $ 57      $77  $ 103   109
  Office space, furniture, etc.                  4     4          8       8       10      9     8

     Total                                     $16  $ 21       $ 38    $ 65     $ 87  $ 112  $117

1/3 of rental expense                          $ 5  $  7       $ 13    $ 22     $ 29  $  37  $ 39

<F1>Includes interest expense incurred by disaster recovery services and included in disaster recovery services expenses on the statements of earnings.
<F2>There were no preferred stock dividend requirements for fiscal years 1990 through 1992.